                                                                   EXHIBIT 99.B9

                     [MORRISON & FOERSTER LLP LETTERHEAD]



                                March 11, 1999



Wells Fargo Variable Trust
111 Center Street
Little Rock, Arkansas 72201

       Re:  Shares of Common Stock of
            Wells Fargo Variable Trust
            --------------------------

Ladies/Gentlemen:

       We refer to the Registration Statement on Form N-1A (SEC File Nos. 333- _____ and 811-______) (the "Registration Statement") of Wells Fargo Variable Trust (the "Trust") relating to the registration of an indefinite number of shares of common stock of the Trust (collectively, the "Shares").

       We have been requested by the Trust to furnish this opinion as Exhibit 9 to the Registration Statement.

       We have examined documents relating to the organization of the Trust and its series and the authorization and issuance of shares of its series.

       Based upon and subject to the foregoing, we are of the opinion that:

       The issuance and sale of the Shares by the Trust has been duly and validly authorized by all appropriate corporate action, and assuming delivery by sale or in accord with the Trust's dividend reinvestment plan in accordance with the description set forth in the Funds' current prospectuses under the Securities Act of 1933, as amended, the Shares will be legally issued, fully paid and nonassessable by the Trust.

       We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

       In addition, we hereby consent to the use of our name and to the reference to the description of advice rendered by our firm under the heading "Counsel" in the Statement of Additional Information, which is included as part of the Registration Statement.


                                   Very truly yours,


                                   MORRISON & FOERSTER LLP